Exhibit
12.1



                     GTE NORTH INCORPORATED
CONSOLIDATED STATEMENTS OF THE RATIO OF EARNINGS TO FIXED CHARGES
                     (Thousands of Dollars)





                                      Years Ended December 31
                           1995  1994   1993(a)       1993  1992
1991
                         ________      _______      ________
________       ________ ________

Net Earnings available for
 fixed charges:
 Income before
   extraordinary charges     $493,244$476,276$340,316$105,216$3
69,542       $291,837
 Add:
    Income tax expense       271,743284,293181,32534,925186,764
130,037
    Fixed charges     128,105121,978136,262136,262137,369135,017
                       ________________________________________
________

 Adjusted earnings   $893,092$882,547$657,903$276,403$693,675$5
56,891


Fixed Charges:
 Interest expense    $118,921$112,885$123,557$123,557$124,197$1
22,970
 Portion of rent expense
 representing interest         9,184  9,093 12,70512,705 13,172
12,047
                     __________________________________________
______

 Adjusted fixed charges      $128,105$121,978$136,262$136,262$1
37,369       $135,017
                     __________________________________________
______


Consolidated Ratio of Earnings
 to Fixed Charges         6.97    7.24  4.83  2.03    5.05  4.12




_____________

(a) Results for 1993 exclude an after-tax restructuring charge of approximately $230,800,000 for the implementation of a re-engineering plan and a one-time, after-tax charge of $4,300,000 related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993.
















96N:S-3:52